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                                                      Exhibit 10.9.3


January 20, 1999


Lawrence Bornstein
37 Cider Mill Road
Sudbury, MA 01776

Dear Larry:

         I would like to report to you that the Compensation Committee has made a determination and approved the following actions relative to your base salary, your stock options, and the severance provisions contained in your employment letter agreement. A management bonus for 1998 was not discussed at this meeting, but will be considered at a Committee meeting in February 1999. The approved actions are subject to your agreement to voluntarily abandon and rescind the entire Employment Agreement executed between you and the company on December 5, 1997 (the "Employment Agreement"), such Employment Agreement becoming effective on February 25, 1998 and remaining in place until August 25, 1999.

         The Committee reviewed your current base salary. After considering your position, competitive compensation data, your performance, and senior management recommendations, the Committee approved an increase your current base salary. Accordingly, effective January 1, 1999, your current base salary of $190,000 will be increase by $20,000 to $210,000.

         The Committee of the Board of Directors approved the grant of a non-qualified stock option with an effective date of January 8, 1999 (the "Grant Date") to purchase 30,000 Common Shares of PictureTel stock at an exercise price of $7.438 per share (the "Option"). The Option will vest and be exercisable at twenty-five (25) percent of the aggregate number of shares on the first anniversary of the Grant Date and six and one-quarter (6.25) percent of the aggregate number of the shares each quarter thereafter. It will be fully vested and exercisable on the fourth anniversary of the Grant Date and will be governed by the terms and conditions set forth in the PictureTel Equity Incentive Plan.

         Finally, the Committee approved an amendment to the severance provisions contained in your employment letter agreement, as amended (the "Agreement"). Hereinafter, your Agreement shall be further amended so as to delete the severance provision contained therein, and it shall be replaced in its entirety with the following:

         "In the event that you are involuntarily terminated for any reason other than for Cause, you shall receive as severance pay, the sum of (i) your then current bi-weekly base salary for a period of twelve (12) consecutive months following the date of such termination ("Severance Period"), and (ii) fifty (50) percent of the Annual Target Bonus otherwise payable to you for the year in which the termination occurs, which bonus amount shall be paid in substantially equal bi-weekly installments over the Severance Period, For the purpose of this Agreement, Cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel."

         Please acknowledge your agreement to completely abandon and rescind the Employment Agreement by signing and returning the enclosed copy to me at your earliest convenience.


Sincerely,



-------------------------
Bruce R. Bond
Chairman, President and
Chief Executive Officer

                                             Agreed:
                                                     ---------------------------
                                                     Lawrence Bornstein